As filed with the Securities and Exchange Commission on August 7, 2012

Registration Statement No. 033-95620

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-1 REGISTRATION STATEMENT No. 033-95620

Under

The Securities Act of 1933

TELEDYNE LECROY, INC.

(Exact name of registrant as specified in its charter)

Delaware	3825	13-2507777
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

700 Chestnut Ridge Road

Chestnut Ridge, New York

(845) 425-2000

(Address and telephone number of principal executive offices)

Melanie S. Cibik

c/o Teledyne Technologies Incorporated

1049 Camino Dos Rios

Thousand Oaks, California 91360

(805) 373-4545

(Name, address, and telephone number, including area code, of agent for service)

Copy to:

Scott E. Westwood, Esq.

Gary Regan, Esq.

EQT Plaza

625 Liberty Avenue, 23rd Floor

Pittsburgh, Pennsylvania 15222-3142

(212) 225-2000

Approximate date of commencement of proposed sale to public: Not applicable

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Deregistration of Securities

These Post-Effective Amendments relate to the following Registration Statements on Form S-1 (collectively, the “Registration Statements”), of Teledyne LeCroy, Inc., a Delaware corporation, formerly known as LeCroy Corporation (the “Company”):

1. Registration Statement No. 033-95620, registering 2,445,000 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”), in connection with an offering of 1,500,000 shares of Common Stock by the Company, an offering of 626,087 shares of Common Stock by selling stockholders and 318,913 shares of Common Stock which the underwriters had the option to purchase from the selling stockholders and the Company to cover any over allotments, which was filed with the Securities and Exchange Commission (“SEC”) on August 9, 1995 and amended on September 14, 1995 and on October 5, 1995.

Such Post-Effective Amendments are being filed to deregister unsold securities of the Registrant.

On August 3, 2012, pursuant to the terms of the Agreement and Plan of Merger, dated as of May 28, 2012 (the “Merger Agreement”), among the Company, Teledyne Technologies Incorporated, a Delaware corporation (“Teledyne”), and Luna Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Teledyne (“Merger Sub”), Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Teledyne (the “Merger”). In connection therewith, each share of Company common stock issued and outstanding immediately prior to the effective time (other than shares owned by Teledyne, Merger Sub, the Company or any stockholders who have properly exercised and perfected appraisal rights under Delaware law), was converted into the right to receive $14.30 in cash, without interest and less any applicable withholding taxes. Additionally, at the effective time of the Merger, each outstanding option to purchase common stock of the Company (whether vested or unvested) and stock appreciation right was converted into the right to receive an amount in cash equal to the excess, if any, of $14.30 over the exercise price of such option (or base price, in the case of stock appreciation rights), without interest and less any applicable withholding taxes.

Accordingly, the Company has terminated all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unsold at the termination of the offerings, the Company hereby removes from registration all securities registered but unsold under the Registration Statements, if any.

As no securities are being registered herein, the sole purpose of this filing being to terminate and deregister, the disclosure requirements for exhibits under Regulation S-K Item 601 are inapplicable to this filing.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused these Post Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chestnut Ridge, State of New York, on the 7th day of August, 2012.

Teledyne LeCroy, Inc.

By:	/s/ Thomas Reslewic
Name:	Thomas H. Reslewic
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, these Post-Effective Amendments have been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Thomas Reslewic Thomas H. Reslewic	President, Chief Executive Officer and Director (Principal Executive Officer)	August 7, 2012

/s/ Sean O’Connor Sean B. O’Connor	Vice President and Chief Financial Officer (Principal Financial Officer)	August 7, 2012

/s/ Susan Main Susan L. Main	Vice President and Controller and Director (Controller)	August 7, 2012

/s/ Robert Mehrabian Robert Mehrabian	Director	August 7, 2012

/s/ Aldo Pichelli Aldo Pichelli	Director	August 7, 2012

/s/ Melanie Cibik Melanie Cibik	Director	August 7, 2012